Exhibit 99.2

Majority of Evaluable Patients Across Genotypes Achieve Transfusion Independence and Maintain It with Near-Normal Hemoglobin Levels in Phase 3 Studies of betibeglogene autotemcel (LentiGlobin™ for β-thalassemia) Gene Therapy Presented at 25th EHA Congress

89% of evaluable patients (17/19) with transfusion-dependent β-thalassemia who do not have a β0/β0 genotype achieved transfusion independence with 11.9 g/dL median weighted average total hemoglobin (Hb) level in HGB-207

Data from exploratory analyses of HGB-207 show improved markers of blood cell production and bone marrow function in patients who achieved transfusion independence

85% of patients (11/13) with a β0/β0 genotype or IVS-I-110 mutation in HGB-212 have been transfusion-free for at least 7 months

CAMBRIDGE, Mass.— (BUSINESS WIRE) June 12, 2020 – bluebird bio, Inc. (Nasdaq: BLUE) today announced that new data from ongoing Phase 3 studies of betibeglogene autotemcel (beti-cel; formerly LentiGlobin™ for β-thalassemia gene therapy) show pediatric, adolescent and adult patients with a range of genotypes of transfusion-dependent β-thalassemia (TDT) achieve and maintain transfusion independence with hemoglobin (Hb) levels that are near-normal (≥10.5 g/dL). These data are being presented at the Virtual Edition of the 25th European Hematology Association (EHA25) Annual Congress.

“With more than a decade of clinical experience evaluating gene therapy in patients with transfusion dependent β-thalassemia across a wide range of ages and genotypes, we have built the most comprehensive understanding of treatment outcomes in the field,” said David Davidson, M.D., chief medical officer, bluebird bio. “Seeing patients achieve transfusion independence and maintain that positive clinical benefit over time with robust hemoglobin levels reflects our initial vision of the potential of beti-cel. The accumulating long-term data demonstrating improvements in bone marrow histology, iron balance and red cell biology support the potential of beti-cel to correct the underlying pathophysiology of transfusion-dependent β-thalassemia.”

A total of 60 pediatric, adolescent and adult patients across genotypes of TDT have been treated with beti-cel in the Phase 1/2 Northstar (HGB-204) and HGB-205 studies, and the Phase 3 Northstar-2 (HGB-207) and Northstar-3 (HGB-212) studies as of March 3, 2020. In studies of beti-cel, transfusion independence is defined as no longer needing red blood cell transfusions for at least 12 months while maintaining a weighted average Hb of at least 9 g/dL.

TDT is a severe genetic disease caused by mutations in the β-globin gene that results in significantly reduced or absent adult hemoglobin (HbA). In order to survive, people with TDT maintain Hb levels through lifelong, chronic blood transfusions. These transfusions carry the risk of progressive multi-organ damage due to unavoidable iron overload.

“Patients with transfusion-dependent β-thalassemia do not make enough healthy red blood cells and cannot live without chronic transfusions; for patients that means a lifetime of necessary visits to a hospital or clinic and reliance on an often unreliable blood supply, which compounds the challenges of managing this disease,” said presenting study author Professor John B. Porter, MA, M.D., FRCP, FRCPath, University College London Hospital, London, UK. “These results showing patients free from transfusions and maintaining near-normal hemoglobin levels after treatment with beti-cel is a positive outcome for people living with transfusion-dependent β-thalassemia. In addition, we now have more data that provide further evidence that most of these patients have a measurable improvement in markers of healthy red blood cell production.”

Beti-cel is a one-time gene therapy designed to address the underlying genetic cause of TDT by adding functional copies of a modified form of the β-globin gene (βA-T87Q-globin gene) into a patient’s own hematopoietic (blood) stem cells (HSCs). This means there is no need for donor HSCs from another person, as is required for allogeneic HSC transplantation (allo-HSCT). Once a patient has the βA-T87Q-globin gene, they have the potential to produce HbAT87Q, which is gene therapy-derived Hb, at levels that eliminate or significantly reduce the need for transfusions.

Northstar-2 (HGB-207) Efficacy
As of March 3, 2020, all 23 patients in HGB-207 were treated and have been followed for a median of 19.4 months. These patients ranged in age from four to 34 years, including eight pediatric (<12 years of age) and 15 adolescent/adult (>12 years of age) patients. Only 19 patients were evaluable for transfusion independence; four additional patients do not yet have sufficient follow-up to be assessed for transfusion independence.

Eighty-nine percent of evaluable patients (17/19) achieved transfusion independence, with median weighted average total Hb levels of 11.9 g/dL (min-max: 9.4 – 12.9 g/dL) over a median of 19.4 months of follow-up to date (min-max: 12.3 – 31.4 months). These 17 patients previously required a median of 17.5 transfusions per year (min-max: 11.5 – 37 transfusions per year).

Improved iron levels, as measured by serum ferritin and hepcidin levels (proteins involved in iron storage and homeostasis), were observed and trends toward improved iron management were seen. Over half of patients stopped chelation therapy, which is needed to reduce excess iron caused by chronic blood transfusions. Seven out of 23 patients began using phlebotomy for iron reduction.

Analysis of Healthy Red Blood Cell Production
In exploratory analyses, biomarkers of ineffective erythropoiesis (red blood cell production) were evaluated in patients who achieved transfusion independence in HGB-207.

The myeloid to erythroid (M:E) ratio in bone marrow from patients who achieved transfusion independence increased from a median of 1:3 (n=17) at baseline to 1:1.2 (n=16) at Month 12. Improvement of the M:E ratio, the ratio of white blood cell and red blood cell precursors in the bone marrow, suggests an improvement in mature red blood cell production. Images illustrating the bone marrow cellularity at baseline, Month 12 and Month 24 are available in the EHA25 presentation (abstract #S296): “Improvement in erythropoiesis in patients with transfusion-dependent β-thalassemia following treatment with betibeglogene autotemcel (LentiGlobin for β-thalassemia) in the Phase 3 HGB-207 study”.

Additionally, biomarkers of erythropoiesis continue to demonstrate a trend toward normalization in patients who achieved transfusion independence, including improved levels over time of erythropoietin, a hormone involved in red blood cell production; reticulocytes, immature red blood cells; and soluble transferrin receptor, a protein measured to help evaluate iron status. The continued normalization of red blood cell production over time among some patients who achieved transfusion independence supports the disease-modifying potential of beti-cel in patients with TDT.

Northstar-3 (HGB-212) Efficacy
As of March 3, 2020, 15 patients (genotypes: 9 β0/β0, 3 β0/ β+IVS1-110, 3 homozygous IVS-1-110 mutation) were treated and had a median follow-up of 14.4 months (min-max: 1.1–24.0 months). Median age at enrollment was 15 (min-max: 4 – 33 years).

Six of eight evaluable patients achieved transfusion independence, with median weighted average total Hb levels of 11.5 g/dL (min-max: 9.5 – 13.5 g/dL), and continued to maintain transfusion independence for a median duration of 13.6 months (min-max: 12.2– 21.2 months) as of the data cutoff.

Eighty-five percent of patients (11/13) with at least seven months of follow-up had not received a transfusion in more than seven months at time of data cutoff. These 11 patients previously required a median of 18.5 transfusions per year (min-max: 11.0 – 39.5 transfusions per year). In these patients, gene therapy-derived HbAT87Q supported total Hb levels ranging from 8.8–14.0 g/dL at last visit.

Betibeglogene autotemcel Safety
Non-serious adverse events (AEs) observed during the HGB-207 and HGB-212 trials that were considered related or possibly related to beti-cel were tachycardia, abdominal pain, pain in extremities, leukopenia, neutropenia and thrombocytopenia. One serious event of thrombocytopenia was considered possibly related to beti-cel.

In HGB-207, serious events post-infusion in ≥ two patients included three events of veno-occlusive liver disease and two events of thrombocytopenia. In HGB-212, serious events post-infusion in ≥ two patients included two events of pyrexia.

Additional AEs observed in clinical studies were consistent with the known side effects of HSC collection and bone marrow ablation with busulfan, including SAEs of veno-occlusive disease.

In both Phase 3 studies, there have been no deaths, no graft failure, no cases of vector-mediated replication competent lentivirus or clonal dominance, no leukemia and no lymphoma.

The presentations are now available on demand on the EHA25 website:

•Abstract #S296: “Improvement in erythropoiesis in patients with transfusion-dependent β-thalassemia following treatment with betibeglogene autotemcel (LentiGlobin for β-thalassemia) in the Phase 3 HGB-207 study.”

•Abstract #EP1494: “Betibeglogene autotemcel (LentiGlobin) in patients with transfusion-dependent β-thalassemia and β0/β0, β+IVS-I-110/β+IVS-I-110, or β0/β+IVS-I-110 genotypes: Updated results from the HGB-212 study.”

About betibeglogene autotemcel
The European Commission granted conditional marketing authorization (CMA) for betibeglogene autotemcel (beti-cel; formerly LentiGlobin™ gene therapy for β-thalassemia), marketed as ZYNTEGLO™ gene therapy, for patients 12 years and older with transfusion-dependent β-thalassemia (TDT) who do not have a β0/β0 genotype, for whom hematopoietic stem cell (HSC) transplantation is appropriate, but a human leukocyte antigen (HLA)-matched related HSC donor is not available. On April 28, 2020, the European Medicines Agency (EMA) renewed the CMA for

ZYNTEGLO, supported by data from 32 patients treated with ZYNTEGLO, including three patients with up to five years of follow-up.

TDT is a severe genetic disease caused by mutations in the β-globin gene that result in reduced or significantly reduced hemoglobin (Hb). In order to survive, people with TDT maintain Hb levels through lifelong chronic blood transfusions. These transfusions carry the risk of progressive multi-organ damage due to unavoidable iron overload.

Beti-cel adds functional copies of a modified form of the β-globin gene (βA-T87Q-globin gene) into a patient’s own hematopoietic (blood) stem cells (HSCs). Once a patient has the βA-T87Q-globin gene, they have the potential to produce HbAT87Q, which is gene therapy-derived hemoglobin, at levels that may eliminate or significantly reduce the need for transfusions.

Non-serious adverse events (AEs) observed during clinical studies that were attributed to beti-cel included abdominal pain, thrombocytopenia, leukopenia, neutropenia, hot flush, dyspnea, pain in extremity and non-cardiac chest pain. Two serious adverse events (SAE) of thrombocytopenia was considered possibly related to beti-cel.

Additional AEs observed in clinical studies were consistent with the known side effects of HSC collection and bone marrow ablation with busulfan, including SAEs of veno-occlusive disease.

The CMA for beti-cel is valid in the 27 member states of the EU as well as UK, Iceland, Liechtenstein and Norway. For details, please see the Summary of Product Characteristics (SmPC).

The U.S. Food and Drug Administration (FDA) granted beti-cel orphan drug designation and Breakthrough Therapy designation for the treatment of transfusion-dependent β-thalassemia. Beti-cel is not approved in the U.S.

Beti-cel continues to be evaluated in the ongoing Phase 3 Northstar-2 and Northstar-3 studies. For more information about the ongoing clinical studies, visit www.northstarclinicalstudies.com or clinicaltrials.gov and use identifier NCT02906202 for Northstar-2 (HGB-207) and NCT03207009 for Northstar-3 (HGB-212).

bluebird bio is conducting a long-term safety and efficacy follow-up study (LTF-303) for people who have participated in bluebird bio-sponsored clinical studies of betibeglogene autotemcel or LentiGlobin for SCD. For more information visit: https://www.bluebirdbio.com/our-science/clinical-trials or clinicaltrials.gov and use identifier NCT02633943 for LTF-303.

About bluebird bio, Inc.
bluebird bio is pioneering gene therapy with purpose. From our Cambridge, Mass., headquarters, we’re developing gene therapies for severe genetic diseases and cancer, with the goal that people facing potentially fatal conditions with limited treatment options can live their lives fully. Beyond our labs, we’re working to positively disrupt the healthcare system to create access, transparency and education so that gene therapy can become available to all those who can benefit.

bluebird bio is a human company powered by human stories. We’re putting our care and expertise to work across a spectrum of disorders including cerebral adrenoleukodystrophy, sickle cell disease, β-thalassemia and multiple myeloma using three gene therapy technologies: gene addition, cell therapy and (megaTAL-enabled) gene editing.

bluebird bio has additional nests in Seattle, Wash; Durham, N.C.; and Zug, Switzerland. For more information, visit bluebirdbio.com.

Follow bluebird bio on social media: @bluebirdbio, LinkedIn, Instagram and YouTube.

ZYNTEGLO, LentiGlobin, and bluebird bio are trademarks of bluebird bio, Inc.

bluebird bio Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the COVID-19 pandemic and resulting impact on our operations and healthcare systems will affect the execution of our development plans or the conduct of our clinical studies; the risk that the efficacy and safety results observed in the patients treated in our prior and ongoing clinical trials of beti-cel may not persist; and the risk that the efficacy and safety results from our prior and ongoing clinical trials will not continue or be repeated with additional patients in our ongoing or planned clinical trials or in the commercial context; the risk that the FDA will require additional information regarding beti-cel, resulting in a delay to our anticipated timelines for regulatory submissions, including submission of our BLA. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Media:
Catherine Falcetti, 339-499-9436
cfalcetti@bluebirdbio.com

Investors:
Ingrid Goldberg, 410-960-5022
igoldberg@bluebirdbio.com

Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com

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